SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                        [X]

Filed by a Party other than the Registrant     [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))


                             Marcam Solutions, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                             Marcam Solutions, Inc.
    ------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

             --------------------------------------------------------------

        (2)  Aggregate number of securities to which transaction applies:

             --------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             --------------------------------------------------------------

        (4)  Proposed maximum aggregate value of transaction:

             --------------------------------------------------------------

        (5)  Total fee paid:

             --------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:

             --------------------------------------------------------------

        (2)  Form, Schedule or Registration Statement No.:

             --------------------------------------------------------------

        (3)  Filing Party:

             --------------------------------------------------------------

        (4)  Date Filed:

             --------------------------------------------------------------

                             MARCAM SOLUTIONS, INC.


                                                                January 25, 1999

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m., Boston time, Wednesday, February 24, 1999 at the Needham Sheraton Hotel, 100 Cabot Street, Needham, Massachusetts 02494.

     Whether or not you plan to attend the meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the meeting. If you so desire, you can withdraw your proxy and vote in person at the Annual Meeting.


                                 Cordially,

                                 /s/ Jonathan C. Crane

                                 JONATHAN C. CRANE
                                 Chairman, President and Chief Executive Officer

                             MARCAM SOLUTIONS, INC.

                                 95 WELLS AVENUE

                           NEWTON, MASSACHUSETTS 02459

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                January 25, 1999

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Marcam Solutions, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, February 24, 1999 at 10:00 a.m., Boston time, at the Needham Sheraton Hotel, 100 Cabot Street, Needham, Massachusetts 02494, to consider and vote upon the following proposals:

1. To elect two members to the Board of Directors to serve for three-year terms as Class II Directors.

2. To amend the 1997 Stock Plan of the Company to increase the aggregate number of shares of Common Stock which may be issued pursuant to said plan from 2,750,000 to 3,500,000 and to ratify the 1997 Stock Plan as so amended.

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending September 30, 1999.

4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on January 15, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.


                                   By Order of the Board of Directors

                                   /s/ Diane R. Tormey

                                   DIANE R. TORMEY
                                   Vice President, General Counsel and Secretary

Newton, Massachusetts
January 25, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                             MARCAM SOLUTIONS, INC.

                                 95 WELLS AVENUE

                           NEWTON, MASSACHUSETTS 02459

                                 PROXY STATEMENT

                                January 25, 1999

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Marcam Solutions, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the Needham Sheraton Hotel, 100 Cabot Street, Needham, Massachusetts 02494 on February 24, 1999, at 10:00 a.m., Boston time, and any adjournments thereof (the "Meeting"). The Company's 1998 Corporate Report to Stockholders and Annual Report on Form 10-K, containing financial statements for the fiscal year ended September 30, 1998, is being mailed together with this proxy statement to all stockholders entitled to vote at the Meeting. This proxy statement and the accompanying notice and form of proxy were first sent or given to stockholders on or about January 25, 1999.

     The record date for the determination of stockholders entitled to notice of and to vote at the Meeting has been fixed by the Board of Directors as the close of business on January 15, 1999. As of that date, 7,746,937 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") were outstanding and entitled to vote at the Meeting. Holders of the Company's Common Stock are entitled to cast one vote for each share held of record at the close of business on January 15, 1999 on each matter submitted to a vote at the Meeting.

     Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a stockholder is not attending the Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Meeting. The persons named as attorneys in the proxies are directors, officers or employees of the Company. With respect to the election of directors, any stockholder submitting a proxy has a right to withhold authority to vote for any individual nominee by writing that nominee's name in the space provided on the proxy. The proxies will be voted as stated below under "Election of Directors." In addition to the election of directors, the stockholders will consider and vote upon proposals (i) to amend the 1997 Stock Plan of the Company to increase the aggregate number of shares of Common Stock which may be issued pursuant to said plan from 2,750,000 to 3,500,000 and (ii) to ratify the selection of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending September 30, 1999. Where a proxy is properly signed and returned without indicating any voting instructions regarding the foregoing matters, the shares represented by the proxy will be voted FOR the proposal.

     A majority in interest of the outstanding shares of Common Stock entitled to vote and represented at the Meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or other nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote and voting on the matter at the Meeting. On all other matters being submitted to stockholders, an affirmative vote of at least a majority of the shares present, or represented by proxy, entitled to vote and voting at the Meeting is required for approval. Broker "non-votes" and abstentions on any matter shall be deemed not to have been voted on such matter. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

     The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

                   SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth as of the dates indicated below, certain information regarding beneficial ownership of the Company's Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of any class of the Company's voting securities; (ii) by each director of the Company; (iii) by each executive officer named in the Summary Compensation Table on page 8; and (iv) by all directors and executive officers of the Company as a group.

                                                                          Amount and
                                                                          Nature of                Percent
Name and Address                                                         Ownership(1)              Of Class
----------------                                                         ------------              --------
General Atlantic Partners, LLC (2)....................................    2,000,000                  25.8%
   c/o General Atlantic Service Corporation
   2 Pickwick Plaza
   Greenwich, CT  06830
Clover Capital Management, Inc.(3)....................................    1,190,828                  15.4%
   11 Tobey Village Office Park
   Pittsford, NY  14534
Michael H. Iles (4)...................................................      414,518                   5.4%
   260 Engleburn Avenue
   Peterborough, Ontario, Canada K9H 157
Paul A. Margolis (5) .................................................      390,519                   5.0%
   c/o The Longworth Companies
   P.O. Box 67
   Weston, MA  02493
John Campbell(6)......................................................      104,153                   1.3%
Sharon R. Clark (7)...................................................       22,500                     *
Jonathan C. Crane (8).................................................      138,508                   1.8%
Thomas D. Ebling (9)..................................................       67,221                     *
William O. Grabe (10).................................................    2,007,875                  25.9%
E. Clark Grimes.......................................................           --                     *
Joe M. Henson (11)....................................................        3,375                     *
Denis E. Liptak (12)..................................................       12,375                     *
Stephen R. Quehl (13).................................................       37,500                     *
Michael J. Quinlan(14)................................................       77,850                   1.0%
Franchon M. Smithson (15).............................................    2,002,875                  25.9%
William W. Wyman......................................................           --                     *
All executive officers and directors as a group (11 persons) (16).....    2,451,732                  31.6%

----------------------------------
 * less than 1%

(1) The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Information is as of January 15, 1999 unless otherwise indicated. Unless otherwise indicated, the address of each person listed on this table is in care of Marcam Solutions, Inc., 95 Wells Avenue, Newton, Massachusetts 02459.
(2) According to the Questionnaire for Officers, Directors and Principal Stockholders dated November 30, 1998. Consists of 431,595 shares of Common Stock held by General Atlantic Partners 32, L.P. ("GAP 32"), 880,290 shares of Common Stock held by General Atlantic Partners 21, L.P. ("GAP 21"), and 188,115 shares of Common Stock held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment"). Also includes warrants to purchase 431,595 and 68,405 shares of Common Stock held by GAP 32 and GAP Coinvestment, respectively. Mr. Grabe, William E. Ford, Steven A. Denning, David C. Hodgson, Stephen P. Reynolds and J. Michael Cline (the "GA Members") are the managing members of General Atlantic Partners, LLC, which is the sole general partner of GAP 32, and are the same persons who have voting and investment control over securities held by GAP 21 and GAP Coinvestment. The GA Members disclaim beneficial ownership of such shares, except to the extent of each member's proportionate pecuniary interest therein.
(3) According to the Questionnaire for Officers, Directors and Principal Stockholders dated November 30, 1998. According to the Schedule 13G filed on February 17, 1998 with the SEC, as investment adviser to certain client accounts, Clover Capital Management, Inc. ("Clover") shares the voting and dispositive power with the respective account owners, and, as directors of Clover, James G. Gould, Michael E. Jones, Geoffrey H. Rosenberger and Charles W. Ruff share the voting and dispositive powers with Clover.
(4) According to Schedule 13G filed on January 5, 1999 with the SEC. Consists of 414,518 shares of Common Stock beneficially owned by Michael H. Iles, of which 316,718 shares are held of record by Technology Investors I Limited Partnership ("Technology Investors"), whose sole general partner is a wholly-owned subsidiary of Closeburn Management Ltd. ("Closeburn"). Closeburn acts as the investment manager of Technology Investors, and Technology Investors has the right to receive any dividends on or proceeds from the sale of such securities. Closeburn is wholly-owned by Michael H. Iles ("Iles"). Because Closeburn is wholly-owned by Iles, Iles may be deemed the beneficial owner of 316,718 shares of the Common stock covered by this Schedule 13G. Iles is the record holder of 97,800 shares of Common Stock.
(5) Includes 16,222 shares held in trust and 158,994 shares issuable upon the exercise of outstanding stock options exercisable currently or within 60 days.
(6) Includes 50,000 shares held by Mr. Campbell's wife and 4,750 shares issuable upon the exercise of outstanding stock options exercisable currently or within 60 days.
(7) Includes 22,500 shares issuable upon the exercise of outstanding stock options exercisable currently or within 60 days.
(8) Includes 118,508 shares issuable upon the exercise of outstanding stock options exercisable currently or within 60 days.
(9) Includes 1,550 shares held in trust and 1,775 shares held by Mr. Ebling's wife; Mr. Ebling disclaims beneficial ownership of all such shares. Also includes 23,500 shares issuable upon the exercise of outstanding stock options exercisable currently or within 60 days.
(10) Includes 2,000,000 shares beneficially owned by General Atlantic Partners, LLC. See note 2 above. Also includes 7,875 shares issuable upon the exercise of outstanding stock options exercisable currently or within 60 days.
(11) Includes 2,875 shares issuable upon the exercise of outstanding stock options exercisable currently or within 60 days.
(12) Includes 11,875 shares issuable upon the exercise of outstanding stock options exercisable currently or within 60 days.
(13) Includes 37,500 shares issuable upon the exercise of outstanding stock options exercisable currently or within 60 days.
(14) Includes 350 shares held by Mr. Quinlan's wife and 77,500 shares issuable upon the exercise of outstanding stock options exercisable currently or within 60 days.

(15) Includes 2,000,000 shares beneficially owned by General Atlantic Partners, LLC. See note 2 above. Also includes 2,875 shares issuable upon the exercise of outstanding stock options exercisable currently or within 60 days.

(16) The group is comprised of those persons who were directors and/or executive officers of the Company on January 15, 1999. Includes 787,258 shares which the directors and executive officers as a group have the right to acquire upon the exercise of outstanding warrants and stock options exercisable currently or within 60 days. In addition, includes 53,675 shares held by family members of officers or directors, as to which shares the applicable officer or director disclaims beneficial ownership.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company met seven times and took action by unanimous written consent three times during the fiscal year ended September 30, 1998. The Board of Directors has a standing Audit Committee and a standing Compensation Committee, the memberships of which were most recently fixed by the Board of Directors on December 22, 1998, and does not have a standing committee for nominating directors. The Audit Committee, which oversees the accounting and financial functions of the Company, including matters relating to the appointment and activities of the Company's independent auditors, met 6 times during fiscal 1998. Messrs. Smithson and Wyman are members of the Audit Committee. The Compensation Committee of the Company, which reviews and makes recommendations concerning executive compensation and administers certain of the Company's stock plans, took action by written consent 16 times during fiscal 1998. Messrs. Henson, Grabe and Grimes are members of the Compensation Committee.

     All directors attended at least 75 percent of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board on which they served during fiscal 1998.

                              ELECTION OF DIRECTORS

     Pursuant to the Company's Certificate of Incorporation, the Company's Board of Directors is divided into three classes: the Class I, II and III Directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. The Class II Directors' terms will expire at the Meeting. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

     The information below sets forth for each member of the Board of Directors, including the Class II nominees to be elected at the Meeting, such person's age, principal occupations during the past five years and certain other information:

Class I Directors:         Term Expires at 2001 Annual Meeting of Stockholders

     William O. Grabe, age 60, has served as a director of the Company since July 1997. Mr. Grabe has been a managing member of General Atlantic Partners, LLC since 1992. From 1990 to 1992, Mr. Grabe was a corporate vice president with IBM. Mr. Grabe is also a director of Compuware Corporation, Gartner Group, Inc., Centura Software Corporation, Baan Company N.V., Coda, Plc. and LHS Group, Inc.

     Joe M. Henson, age 65, has served as a director of the Company since December 4, 1997. Mr. Henson was Chairman of the Board of Legent Corporation, a computer systems software company, from November 1989 to February 1995. Mr. Henson is also a director of Harrah's Entertainment, Inc.

     William W. Wyman, age 60, has served as a director of the Company since December 22, 1998. From 1984 to 1995, Mr. Wyman served as Managing Partner of Oliver, Wyman & Company, a consulting firm he founded which specializes in management consulting to financial institutions in North America and Europe. From 1965 to 1984, Mr. Wyman was employed at Booz, Allen & Hamilton, an international management consulting firm. Mr. Wyman is also a director of SS&C Technologies, Inc., a company which provides client/server-based financial software solutions for financial institutions.

Class II Directors:        To be Elected at 1999 Annual Meeting of Stockholders

     John Campbell, age 51, has served as a director of the Company since July 1997. Mr. Campbell was Executive Vice President of the Company from August 1997 through June 1998. Mr. Campbell was a co-founder of Marcam Corporation and served as a director of Marcam Corporation since its organization in 1980. Mr. Campbell also served as Marcam Corporation's Executive Vice President from 1980 until April 1996.

     E. Clark Grimes, age 56, has served as a director of the Company since December 22, 1998. From 1991 to 1997, Mr. Grimes was President of Meritus Consulting Services, LLC, a management consulting firm specializing in addressing the operational needs of manufacturing companies. Mr. Grimes is also a director of New Canaan Bank & Trust Company.

Class III Directors:       Term Expires at 2000 Annual Meeting of Stockholders

     Jonathan C. Crane, age 49, has served as Chairman of the Board of Directors, President and Chief Executive Officer since November 1997. From October 1995 until July 31, 1997, Mr. Crane was Chief Operating Officer of Geotek Communications, Inc., a wireless voice and data communications company. From February 1995 to October 1995, Mr. Crane was a consultant in the telecommunications industry. From January 1994 to January 1995, Mr. Crane was President and Chief Executive Officer of Lightstream Corporation, a majority owned subsidiary of Bolt, Beranek & Newman, which developed and marketed ATM switching network products. Prior to 1994, Mr. Crane held a number of management positions with MCI Corporation, including Executive Vice President, Multi-National Accounts.

     Michael J. Quinlan, age 57, has been a director of the Company since June 1997 and served as the Company's President and Chief Executive Officer from July 1997 until November 1997. Mr. Quinlan served as Marcam Corporation's President and Chief Executive Officer from January 1996 until August 1997 and as a director of Marcam Corporation from February 1996 until August 1997. Prior to joining Marcam Corporation, Mr. Quinlan was Senior Vice President of Marketing for Telular Corporation, a developer of fixed wireless phone systems, from June 1994 to October 1995. From July 1992 to June 1994, he was Director of Technology at the Wharton School, and from July 1993 to June 1994, was also Chief Executive Officer of Access Technology group, a multimedia production company specializing in executive presentations and sales tools. Prior to 1992, Mr. Quinlan held a number of senior management positions including Director of Strategic Planning, President of the National Accounts Division and Chief Financial Officer of IBM's Asia Pacific Group.

     Franchon M. Smithson, age 47, has served as a director of the Company since August 1997. Mr. Smithson has been a member of General Atlantic Partners, LLC since 1995. From 1992 to 1995, Mr. Smithson was Senior Vice President and Chief Financial Officer of Legent Corporation, a computer systems software company.

     Directors are elected by a plurality of the votes cast by stockholders entitled to vote in the election of such directors at the Meeting. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director's name where indicated on the proxy) or for all directors will be voted (unless one or more nominees are unable or unwilling to serve) FOR the election of all the nominees named above. The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be noted for the election of some other person.

Directors' Compensation

     The Company compensates its non-employee directors through a one-time initial grant under the Company's 1997 Non-Employee Director Stock Option Plan (the "Directors Plan") of a stock option to purchase 10,000 shares of the Company's Common Stock and an annual grant under the Directors Plan of a stock option to purchase 1,500 shares of the Company's Common Stock. In addition, non-employee directors receive $1,000 for each Board meeting and committee meeting attended on a day other than when the Board of Directors meets.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation received by (i) any person who served as the Chief Executive Officer of the Company during any part of fiscal 1998, (ii) the four other most highly compensated executive officers of the Company who served as such at September 30, 1998 and whose annual compensation and bonus was $100,000 or more, and (iii) any person for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the person did not serve as an executive officer at September 30, 1998 (the "Named Executive Officers").

                           Summary Compensation Table

                                                                              Long-Term
                                                                            Compensation
                                                                               Awards/
                                                         Annual              Securities
                                                    Compensation (1)         Underlying             All Other
Name and Principal Position      Year           Salary($)    Bonus($)(2)    Options (#)(3)(4)    Compensation (1)(5)
---------------------------      ----          ---------   ------------     -------------       ------------------
Jonathan C. Crane (6)            1998           $315,442      $ 75,000         296,270               $31,480
President, Chief Executive       1997                 --            --              --                    --
Officer and Chairman

Denis E. Liptak (7)              1998           $155,000      $113,100          10,000               $ 5,531
Chief Financial Officer and      1997           $127,504      $ 60,600          25,000               $ 4,792
Vice President of Finance        1996           $105,384      $ 24,562              --               $ 2,436

Thomas D. Ebling (8)             1998           $175,000      $141,481          15,000               $ 5,066
Executive Vice President         1997           $175,000      $ 95,500          57,896               $ 4,823
Customer Operations              1996           $178,740      $ 23,500              --               $ 2,640

Michael J. Quinlan (9)           1998           $ 84,923      $103,600          35,000               $   542
President and Chief              1997           $240,000      $103,600         125,000               $    70
Executive Officer                1996           $175,385      $ 40,000              --               $    84

Former executives:

Sharon R. Clark (10)             1998           $211,076      $ 32,178              --               $   323
Vice President, Marketing        1997           $160,000      $ 53,000          37,500               $ 4,512
and Communications               1996                 --            --              --               $    16

----------------------------------

(1) During fiscal 1996, all compensation was paid solely by Marcam Corporation the Company's former parent entity. In July, 1997, Marcam Corporation spun off in a tax-free distribution certain of its business assets and product lines, transferring them to the Company, at that time a wholly-owned subsidiary of Marcam Corporation. Marcam Corporation distributed all of its ownership interest in the Company by means of a distribution on July 29, 1997 to its stockholders of record on July 23, 1997. In connection with these transactions, certain of the Named Executive Officers were transferred from Marcam Corporation to the Company. As a result, during fiscal 1997, compensation was paid by both Marcam Corporation and the Company.

(2) Includes bonus payments earned by the named Executive Officers in the year indicated for services rendered in such year which were paid in the subsequent year.

(3) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan payouts to the Named Executive Officers during the fiscal year ended September 30, 1998. Neither the Company nor Marcam Corporation granted any restricted stock awards or stock appreciation rights ("SARs") or made any long-term incentive plan payouts to the Named Executive Officers during the fiscal year ended September 30, 1997 or 1996.

(4) All options other than the 10,000 options granted to Mr. Quinlan under the Directors Plan have been granted under the Company's 1997 Stock Plan.

(5) Unless otherwise noted, "All Other Compensation" consists of amounts contributed on behalf of the Named Executive Officers under group life insurance policies of the Company, as well as matching contributions made by the Company to the 401(k) Plan based on a percentage of the individual's contributions to such 401(k) Plan.

(6) Mr. Crane joined the Company in October 1997 and was elected Chairman of the Board, President and Chief Executive Officer in November 1997. The 296,270 options granted during fiscal 1998 were granted on October 27, 1997 upon the commencement of his employment. Of the $31,480 listed under "All Other Compensation," $31,414 was paid to Mr. Crane as a reimbursement of monthly housing rental expenses through September 30, 1998, and the remainder was paid in the form of a contribution on behalf of Mr. Crane under group life insurance policies of the Company. See footnote 5, above.

(7) Mr. Liptak has served as the Company's Chief Financial Officer since August 1997. The 10,000 options granted during fiscal 1998 were granted in two equal grants of 5,000 shares each on April 21, 1998 and April 27, 1998, respectively. The 25,000 options granted during fiscal 1997 were granted on July 28, 1997.

(8) Mr. Ebling has served as the Company's Executive Vice President, Customer Operations since September 1998. Mr. Ebling served as the Company's Senior Vice President from December 1997 through August 1998 and as Senior Vice President, Development and Support from July 1997 through November 1997. The 15,000 options granted during fiscal 1998 were granted on October 1, 1997. The 57,896 options granted during fiscal 1997 were granted on July 28, 1997.

(9) Mr. Quinlan served as the Company's President and Chief Executive Officer from July 28, 1997 through November 17, 1997 and resigned his employment from the Company effective January 27, 1998. Of the 35,000 options granted in fiscal 1998, 25,000 were granted on October 23, 1997 and the remaining 10,000, which were granted under the Directors Plan, were granted on January 29, 1998.

(10) Ms. Clark served as the Company's Vice President, Marketing and Communications from July 1997 through December 31, 1997. Compensation payments during fiscal 1998 include a lump-sum payment of $166,153 pursuant to an Employment Contract between the Company and Ms. Clark. See "Certain Employment Arrangements" on page 11. The 37,500 options granted during fiscal 1997 were granted on July 28, 1997.


Option Grants in Last Fiscal Year

         The following table provides information on stock option grants made pursuant to the Company's 1997 Stock Plan, during the fiscal year ended September 30, 1998 to the Named Executive Officers.

                        Option Grants in Last Fiscal Year

                                               Percent of
                                                  Total                                               Potential Realizable Value at
                              Number of          Options                                                 Assumed Annual Rates of
                              Securities       Granted to       Exercise                                       Stock Price
                              Underlying        Employees        or Base                                 Appreciation for Option
                               Options          in Fiscal         Price           Expiration                     Term (2)
        Name                  Granted(#)        Year (1)         ($/SH)              Date              5%($)               10%($)
        ----                  ----------        --------         ------              ----              -----               ------
Jonathan C. Crane (3)         296,270             39.7%          $ 8.25            10/27/07         $1,535,855           $3,628,490

Denis E. Liptak (4)             5,000               *            $ 9.00            04/21/08           $ 23,778           $   62,334
                                5,000               *            $ 8.25            04/27/08           $ 27,583           $   66,252

Thomas D. Ebling (5)           15,000              2.0%          $11.00            10/01/07           $ 35,810           $  140,378

Michael J. Quinlan (6)         25,000              3.4%          $ 9.13            10/23/07          $ 107,545           $  283,771

Sharon R. Clark                    --               --               --                 _                   --                   --

---------------------------------------
*    less than 1%

(1) Options to purchase a total of 746,099 shares of Common Stock were granted in fiscal 1998 under the Company's 1997 Stock Plan, the purpose of which is to provide incentives to key employees who are in a position to make significant contributions to the Company.

(2) Amounts reported in this column represent hypothetical amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account (i) any appreciation in the price of the Common Stock from the date of grant to the current date or (ii) any applicable tax or expense payments that may be associated with such option exercises.

(3) Of the indicated options, 59,254 options are exercisable as of September 30, 1998 and the remaining 237,016 options are exercisable periodically through October 2001.

(4) Of the indicated options, 2,500 options are exercisable as of September 30, 1998 and the remaining 7,500 options are exercisable periodically through April 2001.

(5) Of the indicated options, 3,000 options are exercisable as of September 30, 1998 and the remaining 12,000 options are exercisable periodically through October 2001.

(6) Of the indicated options, 25,000 options were exercisable as of September 30, 1998.

Option Exercises and Fiscal Year-End Values

     The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the Company's 1997 Stock Plan including (i) the number of shares of Common Stock received upon exercise of options in the fiscal year ended September 30, 1998, (ii) the net value realized upon such exercise, (iii) the number of unexercised options held as of September 30, 1998, and (iv) the aggregate dollar value of unexercised options as of September 30, 1998.


                                                                                                                Value of
                                                                     Number of Securities                      Unexercised
                                                                          Underlying                           In-The-Money
                        Shares                                        Unexercised Options                       Options At
                       Acquired                    Value           at September 30, 1998 (#)            September 30, 1998 ($)(1)
Name                 On Exercise (#)           Realized ($)        Exercisable   Unexercisable          Exercisable    Unexercisable
----                 ---------------           ------------        -----------   -------------          -----------    -------------
Jonathan C. Crane             --                      --              59,254        237,016              $22,220          $88,882
Denis E. Liptak               --                      --               9,375         25,625              $14,190          $38,042
Thomas D. Ebling          40,396                $228,199              18,000         14,500              $50,925          $ 5,213
Michael J. Quinlan            --                      --              75,000         10,000              $51,250          $21,250
Sharon R. Clark           15,000                $184,287              22,500             --              $52,088          $    --

---------------------------

(1) Value is based on the difference between the option exercise price and the fair market value per share of Common Stock as of September 30, 1998 ($8.625) multiplied by the number of shares underlying the option.

Certain Employment Arrangements

     Jonathan C. Crane. The Company has entered into an employment agreement with Jonathan C. Crane, the Company's Chairman of the Board, Chief Executive Officer and President (the "Crane Agreement"). Under the Crane Agreement, Mr. Crane will serve as the Company's Chairman of the Board, Chief Executive Officer and President for a term from December 22, 1998 through September 30, 1999. The term of the Crane Agreement automatically extends thereafter for additional one-year periods, unless terminated by either party at least 30 days prior to the expiration of the then current term. Pursuant to the Crane Agreement, Mr. Crane will receive a base salary (the "Base Salary") and will be eligible to earn a bonus if the Company meets certain performance objectives established by the Compensation Committee of the Board of Directors (the "Committee"). Mr. Crane's Base Salary for the initial term of the Crane Agreement will be paid at an annual rate of $398,000.

     If the Company terminates Mr. Crane's employment without Cause (as defined in the Crane Agreement) either (i) prior to a Change in Control (as defined in the Crane Agreement) or (ii) after the first anniversary of a Change in Control, then, in addition to the payment of normal post-termination benefits in accordance with the Company's retirement, insurance and other benefit plans and arrangements, (x) Mr. Crane will receive a severance benefit equal to 12 months of Base Salary at the rate paid to him immediately prior to such termination and
(y) Mr. Crane will have 12 months following the date of such termination during which to exercise any options which were vested and exercisable as of the date of such termination. If at any time during a period commencing with a Change in Control and ending on the first anniversary of a Change in Control, either (i) the Company terminates Mr. Crane's employment without Cause or (ii) Mr. Crane terminates his employment for specified Good Reason (as defined in the Crane Agreement), then, in addition to the payment of normal post-termination benefits in accordance with the Company's retirement, insurance and other benefit plans and arrangements (x) Mr. Crane will receive a severance benefit equal to (1) 24 months of Base Salary at the rate paid to him immediately prior to such termination plus (2) the average of the annual bonuses paid to him by the Company with respect to the most recently completed three fiscal years (or such shorter period as Mr. Crane shall have been employed by the Company) and (y) all options that were unvested as of the date of such termination will become immediately vested and exercisable as of such date and Mr. Crane will have 12 months following such date during which to exercise any such options. If the Company terminates Mr. Crane's employment due to a

Disability (as defined in the Crane Agreement), then, in addition to the payment of normal post-termination benefits in accordance with the Company's retirement, insurance and other benefit plans and arrangements, (x) Mr. Crane will receive a severance benefit equal to six months of Base Salary at the rate paid to him immediately prior to such termination and (y) Mr. Crane will have 12 months following such termination to exercise any options granted to Mr. Crane after December 22, 1998 which were vested and exercisable as of the date of such termination. If Mr. Crane dies, then, in addition to the payment of normal post-termination benefits in accordance with the Company's retirement, insurance and other benefit plans and arrangements, (x) the Company will pay to Mr. Crane's estate an amount equal to six months of Mr. Crane's Base Salary at the rate paid to him immediately prior to such termination and (y) Mr. Crane's estate will have 12 months following such termination to exercise any options granted to Mr. Crane after December 22, 1998 and which were vested and exercisable at the date of his death. If the Company terminates Mr. Crane's employment for Cause, or Mr. Crane terminates his employment for other than Good Reason, Mr. Crane will be entitled to receive compensation and benefits through the date of termination and payment of normal post-termination benefits in accordance with the Company's retirement, insurance and other benefit plans and arrangements.

     The Crane Agreement also contains provisions prohibiting Mr. Crane from directly or indirectly soliciting any of the Company's employees or customers during the term of the Crane Agreement for the one-year period following the termination of Mr. Crane's employment with the Company. In addition, Mr. Crane has entered into an Employee Agreement on Ideas, Inventions, Confidential Information, and Non-Competition, which contains restrictions (i) on the use of the Company's proprietary information and (ii) on Mr. Crane's ability to compete with the Company.

     In connection with the execution of the Crane Agreement, the Company also entered into a loan agreement with Mr. Crane, whereby the Company agreed to loan Mr. Crane up to $700,000 (the "Loan") at an interest rate equal to the applicable Federal rate in effect on the date of the drawdown under Section 1274(d) of the Internal Revenue Code of 1986, as amended, compounded semiannually. The Loan matures on the earlier of (i) October 27, 2001, (ii) 120 days following the expiration or termination of Mr. Crane's employment with the Company under the Crane Agreement, or (iii) prior to Mr. Crane's commencement of any employment, consultancy or advisory services with or to any person that the Board of Directors determines to be a competitor of the Company.

     Michael J. Quinlan. Under a letter agreement dated October 23, 1997 between Michael J. Quinlan and the Company, Mr. Quinlan resigned as President and Chief Executive Officer effective November 17, 1997 and remained an employee of the Company through January 27, 1998 (the "Resignation Date"). Under the terms of the letter agreement, Mr. Quinlan was granted an option to purchase 25,000 shares of Common Stock under the Company's 1997 Stock Plan, such option to be 100% vested upon the date of grant and at an exercise price of $9.125 per share. As of the Resignation Date, Mr. Quinlan's existing unvested stock options were forfeited in accordance with their terms and the period of time in which to exercise any vested options was extended, pursuant to a prior agreement, through the balance of the term of such options. The letter agreement superseded an employment agreement with Mr. Quinlan dated June 10, 1997.

     Certain Other Executives. The Company is party to employment agreements with Messrs. Ebling and Liptak and Ms. Clark (the "Employment Agreements"). The Employment Agreements provide that if an individual's employment with the Company or any of its subsidiaries or affiliates is either terminated by the Company for any reason (other than gross dereliction of duty or a criminal or civil judgment which, in the good faith judgment of the Company or its successor, renders the individual unsuitable for such employment) or is terminated for Good Reason (as defined below), then: (a) the Company will pay the individual an amount equal to the sum of (i) one year's then current base salary, (ii) an amount, determined at the individual's then current salary, for all earned but untaken vacation days, and (iii) any award previously made to the individual under the then current bonus plan which has not yet been paid; (b) the Company will make payments on the individual's behalf under the Consolidated Omnibus Budget Reconciliation Act of 1985 for one year; (c) any options previously granted to the individual will become immediately vested and exercisable, including any options previously granted under the stock plans of the Company's former parent, Marcam Corporation; and (d) the Company will otherwise pay the individual's ordinary post-termination benefits in accordance with its retirement, insurance and other benefit plans and arrangements.

     "Good Reason" is defined in the Employment Agreements as (a) a reduction in compensation or benefits without providing an adequate substitute therefore; (b) a substantial adverse change in the nature of duties or authority, or in title, position or status; (c) the relocation by the Company of the office outside the thirty mile radius of the place where it was located on the date of the Employment Agreement; (d) a material breach by the Company of any employment, compensation or similar agreement with the individual; and (e) the failure by the Company to give the individual, within ten days after request, written assurance of its intent to honor the Employment Agreement.

     In connection with Ms. Clark's departure, the terms of her Employment Agreement were implemented.

     Stephen R. Quehl. Stephen R. Quehl was hired on November 11, 1998 as Executive Vice President, Worldwide Field Operations. In Mr. Quehl's offer letter, dated October 20, 1998 (the "Offer Letter"), the Company agreed to pay him a signing bonus equal to $72,783, of which $22,783 is repayable to Marcam if, within the first twelve (12) months of his employment, Mr. Quehl voluntarily resigns. The amount to be repaid is reduced by 1/12 per month commencing upon the completion of his first month of employment. In addition, in the Offer Letter, the Company agreed that if Mr. Quehl's employment was terminated during the first year for any reason other than gross misconduct, Mr. Quehl would receive a severance benefit, payable in one lump sum equal to one year's then current base salary. Further, in the event of a change of control, Mr. Quehl is entitled to twelve months' severance if his position is reduced, if he is forced to move, or if the acquiring company does not offer him employment.

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

Introduction

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing the Company's executive compensation policies and advising the Board of Directors with respect to such policies. Joe M. Henson, William O. Grabe and E. Clark Grimes, all non-employee directors, are currently the members of the Committee. The Committee's goal is to create and implement a compensation program which will attract and retain talented executives and provide incentives to management to enhance Company performance by basing a significant portion of annual and long-term compensation on achievement of targeted levels of performance.

Executive Compensation Program

     The Company's executive compensation program consists of three elements: salary (base pay); incentive pay (cash bonus); and stock options. This program applies to the Company's key management positions, including the position of Chief Executive Officer. All of the Company's executives also are eligible for employee benefits offered to all Company employees, including life, health, disability and dental insurance, and the Company's savings plan and employee stock purchase plan.

     Salary. Base salary of top management in fiscal year 1998 was set by the Committee after review of salary levels in the software industry for various executive positions. The Committee reviewed salary information presented in several independent surveys, ranging from broad-based overviews of the entire software industry to information regarding entities more similar to the Company: software companies with over $50 million in revenue. Based on such comparative information the Committee used "median" levels as a guide for setting salaries for its top management positions.

     Incentive Pay. Incentive pay in the form of cash bonuses for executive officers of the Company is based either (a) 100% on the Company's financial performance, or (b) a combination of the Company's financial performance and the achievement of certain performance targets within specified timeframes.

     Generally, a budgeted amount for incentive pay for financial performance is set for each executive by the Committee, and payment is made based on achievement of specific performance targets. For executives with managerial responsibilities chiefly linked with one business unit, performance targets relate to that profit center. For executives with diverse responsibilities and for the most senior management, performance targets may also include those set in terms of the Company's earnings-per-share ("EPS").

     The amount of incentive pay, if any, is based on achievement of the specified performance targets. No incentive pay is payable until performance exceeds 50% of targeted levels. From 50% to 150% of targeted performance, the executive receives 2% of the budgeted amount for each 1% of performance achieved. Bonuses based on business unit contribution are paid when the corresponding revenue is collected by the Company. Incentive pay based on financial performance is payable quarterly. During fiscal 1998, incentive pay received by all Marcam Solutions executives ranged from $32,178 to $141,481, including bonuses paid in the first quarter of fiscal 1999 for the Company's performance in the fourth quarter of fiscal 1998.

     Stock Options. Executives are eligible for stock option grants under the "Incentive Stock Options Program" (the "ISO Program"). This program is designed to provide long-term performance and retention incentives for top management. An executive's participation in this program is determined by the Committee.

     Executives participating in the ISO Program are eligible for stock option grants in amounts determined by the Committee. Stock option grants are made by the Committee in its discretion upon review of an executive's performance. The stock options granted pursuant to the ISO Program have an exercise price equal to the fair market value of the Company's Common Stock at the time of grant and, generally, options granted vest 25% on the date of grant, and in equal annual installments for three years thereafter.

     During fiscal 1998, Messrs. Crane, Ebling, Liptak and Quinlan were granted options to purchase 296,270, 15,000, 10,000 and 25,000 shares of Common Stock, respectively, pursuant to the ISO Program. Stephen R. Quehl was granted an option to purchase 150,000 shares of Common Stock pursuant to the ISO Program upon the commencement of his employment on November 11, 1998.

Chief Executive Officer's Compensation

     Mr. Crane's compensation for fiscal 1998 was determined in accordance with the executive compensation program described above.

     Salary and Incentive Pay. Mr. Crane's fiscal 1998 base salary of $350,000 was based upon the comparative information reviewed by the Committee as described above. Mr. Crane's incentive pay, based 100% on achievement of EPS performance targets, was $75,000 in 1998. During fiscal 1998, Mr. Crane also received $31,414 as reimbursement of monthly housing rental expenses through September 30, 1998. Mr. Crane was granted an option to purchase 296,270 shares under the 1997 Plan upon the commencement of his employment on October 27, 1997.

     Mr. Crane's total compensation for fiscal year 1998 is set out in detail in the Summary Compensation Table above.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), generally disallows a tax deduction to the Company for compensation in excess of $1 million paid to any of the Company's Named Executive Officers. Qualifying performance-based compensation, however, will not be subject to the deduction limit if certain requirements are met. The Committee has decided that, for so long as it is consistent with its overall compensation objective, the Committee will operate the 1997 Stock Plan so that compensation attributable to options granted pursuant to the 1997 Stock Plan will qualify as performance-based for purposes of Section 162(m) and deductions attributable to such options will therefore not be disallowed by Section 162(m). Therefore, the Committee will grant options under the 1997 Stock Plan with an exercise price per share equal to the fair market value of the Common Stock on the date of grant.

Compensation Committee:

         Joe M. Henson
         William O. Grabe
         E. Clark Grimes

Compensation Committee Interlock and Insider Participation

     Messrs. Henson, Grabe and Grimes, all non-employee directors, comprise the Compensation Committee of the Board of Directors. No person who served as a member of the Compensation Committee during fiscal 1998: (a) was an officer or employee of the Company or any of its subsidiaries during such fiscal year, (b) was an officer of the Company or any of its subsidiaries prior to such fiscal year, or (c) had any relationship requiring disclosure herein. No executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions, or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of the Company.

Performance Graph

     The following graph compares the cumulative stockholder return on the Common Stock of the Company from July 30, 1997 to September 30, 1998, with the cumulative total return of the NASDAQ Stock Market Index (U.S.) and the Hambrecht & Quist Technology Index over the same period. The graph assumes $100.00 was invested on July 30, 1997 in the Company's Common Stock and in each of the indexes referred to above. The comparative data assumes that dividends, if any were reinvested.

                             Marcam Solutions, Inc.
                       Hambrecht & Quist Technology Index
                     NASDAQ Stock Market Index (U.S.) (1)(2)

                                 [GRAPH]


                                             July 30, 1997        September 30, 1997      September 30,1998
                                             -------------        ------------------      -----------------
Marcam Solutions, Inc.                           $100.00                $190.00                $172.50
NASDAQ Stock Market Index (U.S.)                  100.00                 106.18                 108.50
Hambrecht & Quist Technology Index                100.00                 105.07                  97.62

----------------------

(1) This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The Stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 17, 1998, Longworth LLC, a company controlled by Paul Margolis, a former director of the Company and current holder of 5% of the Company's Common Stock, purchased shares of Obtech, Inc. from the Company for $500,000.00. In reaching the sale price, the Company's Board of Directors consulted with PricewaterhouseCoopers LLP, which prepared a valuation of the Company's interest based upon a discounted cash flow analysis and an analysis of market comparable. At the time of sale, Mr. Margolis was no longer a director of the Company.

                PROPOSAL TO AMEND AND RATIFY THE 1997 STOCK PLAN

         On June 13, 1997, the Board of Directors of the Company adopted the 1997 Stock Plan (the "1997 Plan"), which was approved by the stockholders on July 17, 1997. Initially, 2,500,000 shares of Common Stock were reserved for issuance pursuant to the 1997 Plan upon the grant of options or in connection with awards or direct purchases of stock. On January 16, 1998, the Board of Directors adopted an amendment to the 1997 Plan to increase the number of shares issuable under the 1997 Plan from 2,500,000 to 2,750,000, which was approved by the stockholders on February 25, 1998.

Proposed Amendment and Vote Required for Approval and Ratification

     On December 22, 1998, the Board of Directors adopted an amendment to the 1997 Plan to increase the number of shares issuable under the 1997 Plan from 2,750,000 to 3,500,000 (the "Amendment"), subject to the approval of such increase by the Company's stockholders. The Company's directors determined that such increase is necessary to provide adequate equity-based incentives, primarily to new key employees, and secondarily, to current key personnel, and is in the best interests of the Company and its stockholders.

     The Company's future performance depends to a significant extent on its ability to recruit, retain and motivate on a timely basis both capable senior executives and highly skilled technical, managerial and marketing personnel. The purpose of the 1997 Plan is to encourage key employees of the Company and its subsidiaries to continue their association with the Company by providing favorable opportunities for such persons to participate in the ownership of the Company and its future growth through grants of options and Common Stock awards and purchases. Generally, the Company has granted options to purchase shares of Common Stock to a broad range of employees as part of its ISO Program. In addition, the Company grants stock options in connection with recruiting key employees. Competition for qualified employees is intense and is likely to intensify further. The Company believes that its ability to recruit, retain and motivate key employees is significantly enhanced by the ability to offer attractive equity-based incentives. In October 1997, options to purchase an aggregate of 163,129 shares were granted under the Company's ISO Program. Further, the Company granted Mr. Crane an option to purchase 296,270 shares in connection with his employment as Chairman, President and Chief Executive Officer of the Company. In November 1998, the Company granted Mr. Quehl an option to purchase 150,000 shares in connection with his employment as Executive Vice President, Worldwide Field Operations. The Company has also granted options to purchase shares in connection with the employment of other key personnel.

     The Company currently is authorized to issue an aggregate of 2,750,000 shares of Common Stock under the 1997 Plan. As a result of the grants described above, only 135,000 shares were available for future grants under the 1997 Plan as of December 31, 1998.

     The Company has determined that the stockholders should ratify the 1997 Plan so that options granted under the 1997 Plan on or after the date of the Meeting will qualify as performance-based compensation for purposes of Section 162(m) of the Code. The affirmative vote of at least a majority of the issued and outstanding shares of Common Stock present or represented by proxy, entitled to vote and voting on the matter at the Meeting, is required to approve the Amendment and to ratify the 1997 Plan. Broker "non-votes" and abstentions on this matter shall be deemed not to have been voted on this matter. The Board of Directors recommends that the stockholders vote FOR approval of the Amendment and ratification of the 1997 Plan.

Description of the 1997 Plan

     The purpose of the 1997 Plan is to provide incentives to officers and other employees of the Company by providing them with opportunities to participate in the ownership of the Company and its future growth through option grants and Common Stock awards and purchases. The text of the 1997 Plan, as amended, is attached to this proxy statement as Appendix A. The following is a summary of the 1997 Plan and should be read together with the full 1997 Plan text.

     Under the 1997 Plan, employees of the Company may be awarded incentive stock options ("ISO" or "ISOs"), as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and directors, officers, employees and consultants of the Company may be granted (i) options which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"), (ii) awards of stock of the Company ("Awards"), and (iii) opportunities to make direct purchases of stock of the Company ("Purchases"). ISOs, Non-Qualified Options, Awards and Purchases are sometimes collectively referred to as "Stock Rights" and ISOs and Non-Qualified Options are sometimes collectively referred to as "Options."

     The 1997 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. Subject to the terms of the 1997 Plan, the Committee has the authority to determine the persons to whom Stock Rights are granted, the number of shares covered by each Stock Right, the exercise price per share and other terms and provisions governing the Stock Rights, including restrictions, if any, applicable to the shares of Common Stock issuable upon exercise of Stock Rights. Under the 1997 Plan, no employee of the Company may be granted options to acquire, in the aggregate, more than 1,500,000 shares of Common Stock during any fiscal year of the Company.

     Stock Rights may be granted under the 1997 Plan at any time prior to June 12, 2007. The exercise price per share of Non-Qualified Options granted under the 1997 Plan cannot be less than the minimum legal consideration required under applicable state law. The exercise price per share of ISOs cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of ISOs granted to employees holding more than ten percent (10%) of the voting stock of the Company (a "10% Holder"), 110% of the fair market value of the Common Stock on the date of grant). The 1997 Plan provides that each Option shall expire on the date specified by the Committee, but not more than ten years from its date of grant, in the case of Options, and five years from its date of grant, in the case of ISOs granted to a 10% Holder.

     Any shares which are subject to an Option which for any reason expires or terminates unexercised may again be available for grant under the 1997 Plan. As of December 31, 1998, Options to purchase 3,017,959 shares of Common Stock have been granted under the 1997 Plan.

     Each Option granted under the 1997 Plan may either be fully exercisable at the time of grant or may become exercisable in such installments as the Committee may specify. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The Committee has the right to accelerate the date of exercise of any installment of any Option (subject to the $100,000 per year limitation on the fair market value of stock subject to ISOs granted to any employee which become exercisable in any calendar year).

     Exercise of any Option, in whole or in part, is effected by a written notice delivered to the principal office of the Company, together with payment of the exercise price. Payment of the exercise price of an Option granted under the 1997 Plan may be made (a) by cash or check, or, if authorized by the Committee, (b) by a personal recourse note, (c) by tendering Common Stock of the Company, (d) by assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option or (e) by any combination of the foregoing. In the case of ISOs, such authorization shall be evidenced in writing at the time of the grant. The 1997 Plan contains terms providing for the exercise of Options by or on behalf of former and deceased employees, as described below.

     No ISO shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee shall be exercisable only by such optionee. Stock Rights other than ISOs shall be transferable to the extent set forth in the agreement relating to such Stock Right.

     Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company other than by reason of death or disability, no further installments of his ISOs shall become exercisable, and, unless converted to Non-Qualified Options, his ISOs shall terminate no later than the earlier of (a) three months after the date of termination of his employment, and (b) their specified expiration dates. If an ISO optionee ceases to be employed by the Company by reason of his death, any ISO of his may be exercised, for the number of shares for which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, until no later than the earlier of (a) the specified expiration date of the ISO and (b) 180 days from the date of the optionee's death. If an ISO optionee ceases to be employed by the Company by reason of his disability, he shall have the right to exercise any ISO held by him on the date of termination of employment, for the number of shares for which he could have exercised it on that date until no later than the earlier of the specified expiration date of the ISO or 180 days from the date of the termination of the optionee's employment. Upon the occurrence of an event constituting a "Change in Control" (as defined in the 1997 Plan), all outstanding but unvested options to purchase Common Stock will become fully exercisable immediately prior to the time of the event constituting the "Change in Control."

     Option holders are protected against dilution in the event of a stock dividend, stock split, recapitalization, reorganization, consolidation, merger or similar transaction. The Board of Directors may from time to time adopt amendments to the 1997 Plan, certain of which are subject to stockholder approval, and may terminate the 1997 Plan at any time (although such action shall not affect Options previously granted). Any shares subject to an Option granted under the 1997 Plan, which for any reason expire or terminate unexercised, may again be available for future option grants. Unless terminated sooner, the 1997 Plan will terminate on June 12, 2007 (except as to Stock Rights outstanding on that date).

     The following table sets forth, as of December 31, 1998, Options granted under the 1997 Plan to (i) the individuals named in the Summary Compensation Table, (ii) each other person who received 5% of such options, (iii) all remaining executive officers of the Company as a group, (iv) all directors who are not executive officers of the Company as a group, and (v) all employees including all officers who are not executive officers, as a group:

Name                                             Title                                             Options Granted
----                                             -----                                             ---------------
Jonathan C. Crane                                Chairman, President and Chief Executive Oficer       296,270

Denis E. Liptak                                  Chief Financial Officer                               35,000

Thomas D. Ebling                                 Executive Vice President                              72,896

Stephen R. Quehl                                 Executive Vice President                             150,000

Sharon R. Clark                                  Vice President                                        37,500

Michael J. Quinlan (1)                           President and Chief Executive Officer                 75,000

All executive officers as a group (4 persons)                                                         554,166


All directors who are not executive                                                                    96,500
officers as a group (7 persons)(1)

All employees who are not executive                                                                 2,292,293
officers or directors as a group
(795 persons)(2)

---------------------------

(1)  Net of cancelled options.

(2) Includes employees and directors of MAPICS, Inc. who were granted options under the 1997 Plan in connection with the tax-free distribution in July 1997 by Marcam Corporation, the Company's former parent entity, of certain of its business assets and product lines to the Company, which at that time was a wholly-owned subsidiary of Marcam Corporation. Marcam Corporation distributed all of its ownership interest in the Company by means of a distribution on July 29, 1997 to its stockholders of record on July 23, 1997. Marcam Corporation later changed its name to MAPICS, Inc.

     The following discussion of the United States federal income tax consequences of the issuance and exercise of Options granted under the 1997 Plan is based upon the provisions of the Code as in effect on the date of this Proxy Statement, current regulations thereunder, and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the United States federal income tax consequences of the 1997 Plan or of the requirements that must be met in order to qualify for the described tax treatment.

     The grant of an ISO or a Non-Qualified Option generally would not result in income for the grantee or in a deduction for the Company.

     The exercise of a Non-Qualified Option would result in ordinary income for the grantee and a deduction for the Company (subject to the limitations contained in Section 162(m) measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Withholding of taxes may be required. When the shares acquired through the exercise of a Non-Qualified Option are sold by the optionee, he or she would generally recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and his or her tax basis in the shares (generally, the option price plus the amount taxed to the optionee as ordinary income). If the optionee holds the shares for more than one year, this gain or loss would be long-term capital gain or loss. Special rules apply if the shares acquired upon the exercise of a Non-Qualified Option are subject to vesting or to certain restrictions on resale under United States federal securities laws.

     The exercise of an ISO would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the exercise and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the exercise date. If these requirements are met, the tax basis of the shares upon later disposition generally would be the option price. Any gain would be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the fair market value on the exercise date over the option price, however, is an item of tax preference for the grantee, potentially subject to the alternative minimum tax.

     If the grantee disposes of the ISO shares prior to the expiration of either of the holding periods discussed above, then, in most cases, the grantee would recognize ordinary income and the Company would be entitled to a deduction (subject to the limitations contained in Section 162(m) equal to the lesser of (i) the fair market value of the shares on the exercise date minus the option price or (ii) the amount realized on disposition minus the option price. Any gain in excess of the portion recognized as ordinary income would generally be taxable as long-term or short-term capital gain. Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting or to certain restrictions on resale under United States federal securities laws.

     Payment for option shares may in some cases be made by delivering shares of the Company's Common Stock or by certain other methods if at the time of grant the optionee's agreement so provides. If an optionee makes payment of the option price other than by cash or check, special rules would apply.

     In general, persons receiving Common Stock pursuant to an award stock or a grant of an opportunity to purchase stock would recognize ordinary income equal to the excess of the fair market value of the shares received over the amount paid, if any. The Company should generally be entitled to a corresponding deduction for United States federal income tax purposes (subject to the limitations contained in Section 162(m). When such Common Stock is sold, the seller generally would recognize capital gain or loss. Special rules apply if the shares are subject to vesting or to certain restrictions on resale under United States federal securities laws.

                      RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent certified public accountants, to serve as auditors for the fiscal year ending September 30, 1999. The Company's principal accountants for the fiscal year ended 1998 were Coopers & Lybrand L.L.P., which, during 1998, merged with Price Waterhouse L.L.P. to become PricewaterhouseCoopers LLP. It is expected that a member of the firm will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The Board of Directors recommends a vote FOR the ratification of this selection.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company's principal executive offices not later than September 28, 1999. The deadline for providing timely notice to the Company of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders of the Company is December 11, 1999. In order to curtail controversy as to the date on which a proposal and/or notice was received by the Company, it is suggested that proponents submit their proposals and/or notice by Certified Mail-Return Receipt Requested.

                            EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail, the directors, officers and other employees of the Company may, without receiving additional compensation, solicit proxies personally or by telephone. Solicitation by directors, officers and other employees of the Company may also be made of some stockholders of the Company in person or by mail, telephone or telegraph following the original solicitation. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the owners of stock of the Company held in their names and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs incurred in connection with the distribution of such proxy materials. The Company may also retain an independent proxy solicitation firm to assist in the solicitation of proxies. If such a firm is retained, the Company will pay such firm a fee, plus reimbursement of reasonable costs and expenses.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities Exchange Commission. Officers, directors and greater-than-ten percent stockholders are required by SEC regulation to furnish the Company with all Section 16(a) forms they file.

     Based solely on a review of the forms received by the Company pursuant to
Section 16(a) of the Securities Exchange Act of 1934 and on written representations received by it, the Company believes that during fiscal 1998, the Company's directors, executive officers and persons who beneficially own more than ten percent of the Company's Common Stock complied with all applicable
Section 16(a) filing requirements.

                                                                      APPENDIX A
                                                                      ----------

                             MARCAM SOLUTIONS, INC.

                           1997 STOCK PLAN, AS AMENDED

1.   Purpose.

     The purpose of the Marcam Solutions, Inc. 1997 Stock Plan (the "Plan") is
(i) to encourage key employees of Marcam Solutions, Inc. (the "Company") and of any present or future parent or subsidiary of the Company (including Marcam Corporation, a Massachusetts corporation ("Marcam") and its subsidiaries) (collectively, "Related Corporations") and other individuals who render services to the Company or a Related Corporation, by providing opportunities to participate in the ownership of the Company and in its future growth through (a) the grant of options which qualify as "incentive stock options" ("ISOs") under
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code");
(b) the grant of options which do not qualify as ISOs ("Non-Qualified Options");
(c) awards of stock in the Company ("Awards"); and (d) opportunities to make direct purchases of stock in the Company ("Purchases"); and (ii) to provide for the grant of Stock Rights (as defined below) to employees and others who render services to the Company and the Related Corporations (including Marcam and its subsidiaries) in connection with the distribution (the "Distribution") of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), to Marcam's stockholders pursuant to the Distribution Agreement by and between Marcam and the Company (the "Distribution Agreement"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code.

2.   Administration of the Plan.

     A. Board or Committee Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board") or, subject to paragraph 2(D) (relating to compliance with Section 162(m) of the Code), by a committee appointed by the Board (the "Committee"). Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine to whom (from among the class of employees eligible under paragraph 3 to receive ISOs) ISOs shall be granted, and to whom (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) Non-Qualified Options, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards shall be granted or Purchases made; (iii) determine the option price of shares subject to each Option and the purchase price of shares subject to each Purchase, which prices shall not be less than the minimum price specified in paragraph 6; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) extend the period during which outstanding Options may be exercised; (vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

     B. Committee Actions. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. A majority of the Committee shall constitute a quorum, and acts by a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

     C. Grant of Stock Rights to Board Members. Stock Rights may be granted to members of the Board. All grants of Stock Rights to members of the Board shall in all respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Members of the Board who either (i) are eligible to receive grants of Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself or herself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to such member of Stock Rights.

     D. Performance-Based Compensation. The Board, in its discretion, may take such action as may be necessary to ensure that Stock Rights granted under the Plan qualify as "qualified performance-based compensation" within the meaning of
Section 162(m) of the Code and applicable regulations promulgated thereunder ("Performance-Based Compensation"). Such action may include, in the Board's discretion, some or all of the following (i) if the Board determines that Stock Rights granted under the Plan generally shall constitute Performance-Based Compensation, the Plan shall be administered, to the extent required for such Stock Rights to constitute Performance-Based Compensation, by a Committee consisting solely of two or more "outside directors" (as defined in applicable regulations promulgated under Section 162(m) of the Code), (ii) if any Non-Qualified Options with an exercise price less than the fair market value per share of Common Stock are granted under the Plan and the Board determines that such Options should constitute Performance-Based Compensation, such options shall be made exercisable only upon the attainment of a pre-established, objective performance goal established by the Committee, and such grant shall be submitted for, and shall be contingent upon shareholder approval and (iii) Stock Rights granted under the Plan may be subject to such other terms and conditions as are necessary for compensation recognized in connection with the exercise or disposition of such Stock Right or the disposition of Common Stock acquired pursuant to such Stock Right, to constitute Performance-Based Compensation.

3.   Eligible Employees and Others.

     ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant a Stock Right. The granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Stock Rights.

4.   Stock.

     The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is Two Million Seven Hundred Fifty Thousand (2,750,000), subject to adjustment as provided in paragraph 13. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the unpurchased shares of Common Stock subject to such Option shall again be available for grants of Stock Rights under the Plan.

     No employee of the Company or any Related Corporation may be granted Options to acquire, in the aggregate, more than One Million Five Hundred Thousand (1,500,000) shares of Common Stock under the Plan during any fiscal year of the Company. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such Option shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the Plan.

5.   Granting of Stock Rights.

     Stock Rights may be granted under the Plan at any time on or after June 13, 1997 and prior to June 12, 2007. The date of grant of Stock Rights under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

6.   Minimum Price; ISO Limitations.

     A. Price for Non-Qualified Options, Awards and Purchases. Subject to paragraph 2(D) (relating to compliance with Section 162(m) of the Code), the exercise price per share specified in the agreement relating to each Non-Qualified Option granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the Plan may be less than the fair market value of the Common Stock of the Company on the date of grant; provided that, in no event shall such exercise price or such purchase price be less than the minimum legal consideration required therefore under the laws of any jurisdiction in which the Company or its successors in interest may be organized.

     B. Price for ISOs. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of
Section 424(d) of the Code shall apply.

     C. $100,000 Annual Limitation on ISO Vesting. Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options, and the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Options that are ISOs.

     D. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the date of grant or, if the prices or quotes discussed in this sentence are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall mean the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

7.   Option Duration.

         Subject to earlier termination as provided in paragraphs 9 and 10 or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Options generally and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under paragraph 6(B). Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

8.   Exercise of Option.

     Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

     A. Vesting. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

     B. Full Vesting of Installments. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

     C. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

     D. Acceleration of Vesting. The Committee shall have the right to accelerate the date that any installment of any Option becomes exercisable; provided, however, that the Committee shall not, without the consent of an optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(C).

     E. In the event of a Change in Control (as hereinafter defined) of the Company, the date on which all outstanding Stock Rights and all installments of such Stock Rights may be exercised shall be accelerated to immediately prior to the time of the Change in Control.

     F. For purposes of this Plan and any Stock Rights granted hereunder, a "Change in Control" shall have occurred if at any time any of the following events shall occur:

          (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of the combined corporation or person immediately after such transaction are held in the aggregate by the holders of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock") immediately prior to such transaction;

          (ii) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of the Voting Stock of the Company immediately prior to such sale or transfer;

          (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended

     (the "1934 Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) or the 1934 Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the 1934 Act) of securities representing 25% or more of the Voting Stock;

          (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the 1934 Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

          (v) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of any such period;

provided, however, that notwithstanding the foregoing provisions (iii) and (iv) of this subparagraph F, a "Change in Control" shall not be deemed to have occurred for purposes of this Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities, (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, or (iv) any corporation or legal person approved by the Board prior to the occurrence of the event that, absent such approval by the Board, would have constituted a Change in Control, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the 1934 Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 25% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership; and provided further, however, that a "Change in Control" shall not occur or have occurred for any reason (including any filings made or required to be made as contemplated by provision
(iii) of this subparagraph F) as a result of the receipt of shares of Common Stock or other securities of the Company by any corporation or other legal person in connection with the Distribution.

9.   Termination of Employment.

     Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his or her ISOs shall become exercisable, and his or her ISOs shall terminate on the earlier of (a) three months after the date of termination of his or her employment, or (b) their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. For purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute or by contract. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this paragraph 9, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

10.  Death; Disability.

     A. Death. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her death, any ISO owned by such optionee may be exercised, to the extent otherwise exercisable on the date of death, by the estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, until the earlier of
(i) the specified expiration date of the ISO or (ii) 180 days from the date of the optionee's death.

     B. Disability. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her disability, such optionee shall have the right to exercise any ISO held by him or her on the date of termination of employment, for the number of shares for which he or she could have exercised it on that date until the earlier of (i) the specified expiration date of the ISO or (ii) 180 days from the date of the termination of the optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or any successor statute.

11.  Assignability.

     No ISO shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee shall be exercisable only by such optionee. Stock Rights other than ISOs shall be transferable to the extent set forth in the agreement relating to such Stock Right.

12.  Terms and Conditions of Options.

     Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may specify that any Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

13.  Adjustments.

     Upon the occurrence of any of the following events, an optionee's rights with respect to Stock Rights granted to such optionee hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Stock
Right:

     A. Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Stock Rights shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

     B. Consolidations or Mergers. In the event of a Change in Control of the Company and subject to Section 8(E) hereof, the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Stock Rights, either (i) make appropriate provision for the continuation of such Stock Rights by substituting on an equitable basis for the shares of Common Stock then subject to such Stock Rights the consideration receivable by holders of outstanding shares of Common Stock in connection with the Acquisition, (ii) upon written notice to the optionees, provide that all Stock Rights must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Stock Rights shall terminate; or (iii) terminate all Stock Rights in exchange for a cash payment equal to the excess of the fair market value of the shares of Common Stock subject to such Stock Rights (to the extent then exercisable) over the exercise price thereof.

     C. Recapitalization or Reorganization. If the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or if the Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person pursuant to which securities of the Company or of another corporation, cash or other property are issued with respect to the outstanding shares of Common Stock, and such transaction does not constitute a Change in Control, a holder of a Stock Right upon exercising a Stock Right shall be entitled to receive for the purchase price paid upon such exercise the securities, cash or other property he or she would have received if he or she had exercised such Stock Right prior to such merger, consolidation, reorganization or sale.

     D. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

     E. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, each Stock Right will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

     F. Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

     G. Fractional Shares. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

     H. Adjustments. Upon the happening of any of the events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

14.  Means of Exercising Options.

     An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address, or to such transfer agent as the Company shall designate. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (c) at the discretion of the Committee, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, (d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or
(e) at the discretion of the Committee, by any combination of (a), (b), (c) and
(d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c),
(d) or (e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by such Option until the date of issuance of a stock certificate to such holder for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

15.  Term and Amendment of Plan.

     This Plan was adopted by the Board on June 13, 1997. The Plan shall expire at the end of the day on June 12, 2007 (except as to Options outstanding on that date). Subject to the provisions of paragraph 5 above, Options may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13); (b) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (c) the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13); and (d) the expiration date of the Plan may not be extended. Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without such grantee's consent, under any Stock Right previously granted to such grantee.

16.  Modification of ISOs.

     Subject to paragraph 13(D), without the prior written consent of the holder of an ISO, the Committee shall not alter the terms of such ISO (including the means of exercising such ISO) if such alteration would constitute a modification (within the meaning of Section 424(h)(3) of the Code). The Committee, at the written request or with the written consent of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action. Upon the taking of such action, the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Options that are ISOs.

17.  Application Of Funds.

     The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

18.  Notice to Company of Disqualifying Disposition.

     By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or (b) the date one year following the date the ISO was exercised.

19.  Withholding of Additional Income Taxes.

     Upon the exercise of a Non-Qualified Option, the transfer of a Non-Qualified Stock Option pursuant to an arm's length transaction, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 18), the vesting or transfer of restricted stock or securities acquired on the exercise of an Option hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition (i) the exercise of an Option,
(ii) the transfer of a Non-Qualified Stock Option, (iii) the grant of an Award,
(iv) the making of a Purchase of Common Stock for less than its fair market value, or (v) the vesting or transferability of restricted stock or securities acquired by exercising an Option, on the grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the grantee's delivery of previously held shares of Common Stock or the withholding from the shares of Common Stock otherwise deliverable upon exercise of Option shares having an aggregate fair market value equal to the amount of such withholding taxes.

20.  Governmental Regulation.

     The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by grantees of Options in connection with the Plan.

21.  Governing Law; Construction.

     The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Delaware, or the laws of any jurisdiction in which the Company or its successors in interest may be organized.

1644-PS-99

                                  DETACH HERE
--------------------------------------------------------------------------------

                                     PROXY

                             MARCAM SOLUTIONS, INC.

                    Proxy for Annual Meeting of Stockholders
                          To Be Held February 24, 1999
          This Proxy is Solicited on Behalf of The Board of Directors

     The undersigned hereby appoints Jonathan C. Crane and Diane R. Tormey, and each of them, attorneys and proxies, with the power of substitution and resubstitution, to vote at the Annual Meeting of Stockholders of MARCAM SOLUTIONS, INC. (the "Company") to be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts 02494 on February 24, 1999 at 10:00 a.m. and any adjournment(s) thereof, revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE CLASS II DIRECTORS AND FOR PROPOSALS 2 AND 3.




-------------                                                     --------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
    SIDE                                                              SIDE
------------                                                      --------------

MARCAM SOLUTIONS, INC.
    c/o EquiServe
    P.O Box 9040
    Boston, MA 02266-9040




















                                  DETACH HERE

     Please mark
[X]  votes as in
     this example.


1. Election of Directors: To elect two members to the Board of Directors to serve for three-year terms as Class II Directors.
   Nominees: John Campbell and E. Clark Grimes

                   FOR         WITHHELD
                   [ ]           [ ]



[ ]
   --------------------------------------------------
       Pencil in nominees except as noted above


2. Approval of Amendment to 1997 Stock Plan;
   Proposal to amend the 1997 Stock Plan of the Company to increase the aggregate number of shares of Common Stock which may be issued pursuant to said plan from 2,750,000 to 3,500,000 and to ratify the 1997 Stock Plan as so amended

                  FOR     AGAINST     ABSTAIN
                  [ ]       [ ]         [ ]


3. Ratification of Auditors:
   To ratify the selection of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending September 30, 1999.

                  FOR     AGAINST     ABSTAIN
                  [ ]       [ ]         [ ]


4. To transact such other business as may properly come before the meeting and any adjournments thereof.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]


Please sign exactly as name appears. When shares are held by joint tenants, both should sign. State full title when signing as executor, administrator, trustee or guardian, etc. Please promptly return the signed proxy in the enclosed envelope.


Signature:               Date:          Signature:               Date:
          --------------      ---------           --------------      ---------